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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the registration statements (No. 333-171205) on Form S-8 and (No. 333-178878) on Form S-3 of Walker & Dunlop, Inc. of our reports with respect to (a) the balance sheet of CWCapital LLC as of December 31, 2011, and the related statements of income, member's equity, and cash flows for the year then ended, and (b) the balance sheets of CWCapital LLC as of December 31, 2010 and August 31, 2010, and the related statements of net income/loss, member's equity, and cash flows for the four-month period ended December 31, 2010, and the nine-month period ended August 31, 2010, which reports appear in this Current Report on Form 8-K of Walker & Dunlop, Inc. dated July 9, 2012.

/s/ KPMG LLP

Boston, Massachusetts
July 9, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm